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FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION REPORTS

FOURTH QUARTER AND FISCAL 2004 RESULTS

•     Fourth Quarter Earnings Before Special Charges $0.40 Per Share vs. $ 0.31 In Prior Year

•     Updates Fiscal 2005 Outlook

HONG KONG, June 9, 2004 – Tommy Hilfiger Corporation (NYSE:TOM) today reported its results for the fourth quarter and fiscal year ended March 31, 2004 and updated its outlook for the fiscal year ending March 31, 2005.

Net revenue for the fourth quarter of fiscal 2004 was $510.1 million compared to $498.0 million in the fourth quarter of fiscal 2003. For the fourth quarter of fiscal 2004, the Company’s income before special charges was $36.7 million or $0.40 per share, compared to $28.3 million or $0.31 per share in the prior year. The Company believes that results before special items provide a more meaningful comparison of its ongoing results of operations. After taking special items into account as described below, and in accordance with generally accepted accounting principles (“GAAP”), the Company reported net income of $26.9 million, or $0.29 per diluted share for the fiscal fourth quarter of 2004, compared to a net loss of $113.8 million or $1.26 per share for the quarter ended March 31, 2003, which included a $150.6 million charge for goodwill impairment. There were 92.0 million average shares and share equivalents outstanding during the quarter compared to 90.6 million last year.

David F. Dyer, President and Chief Executive Officer, commented, “Our performance for the quarter exceeded earlier expectations due to stronger than anticipated European operating results and favorable currency translations. Our focus during the quarter remained on implementing the necessary steps to improve the productivity of our business and position the Company for a return to long-term growth. Toward that end, we have taken actions to enhance and extend our product offerings. These initiatives are a critical component in recapturing our fashion leadership and revitalizing our brand.”

Results for the quarter ended March 31, 2004 included special charges related to (a) the closure of four specialty retail stores that the Company announced in February 2004, (b) the

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

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repositioning of the U.S. Young Men’s Jeans business in March 2004, (c) the acceleration of depreciation of certain in-store shops within U.S. department stores as part of the Company’s strategy to reduce overdistribution, and (d) other cost reduction initiatives. These special charges, which totaled $14.6 million before taxes, or $0.11 per share, included $3.5 million for lease buyouts, $0.7 million for the write-down of retail store inventory (included in cost of goods sold), $6.1 million in severance provisions and $4.3 million for the accelerated depreciation of in-store shops, including certain shops in the Young Men’s Jeans division.

Tommy Hilfiger Europe has continued to achieve strong performance, generating revenue of $163.6 million for the fourth quarter of fiscal 2004, an increase of 39.5% from $117.3 million in the year ago period. This increase included approximately $23.2 million resulting from translation of the stronger euro in fiscal 2004. Comparable net revenue in the U.S. declined 12.3% to $296.2 million in the fiscal 2004 fourth quarter from $337.8 million in the comparable prior-year period.

In the Company’s Wholesale segment, revenue for the fourth quarter of fiscal 2004 remained approximately flat at $406.8 million compared to $406.5 million in the prior year period. Within the Wholesale segment, revenue in the men’s component increased 6.7% to $167.6 million, and in the women’s component, revenue increased by 10.7% to $175.4 million. Revenue in the children’s component declined by 29.8% to $63.9 million. Consistent with the above, increases of TH Europe were offset by declines in the U.S.

In the Company’s Retail segment, revenue for the fourth quarter of fiscal 2004 increased 16.7% to $85.3 million from $73.1 million in the prior year’s quarter. Revenue increases from stores opened or expanded, primarily in Europe and Canada, since April 1, 2003 were partially offset by a low single digit decrease in comparable store sales at U.S. outlet stores, the Company’s largest retail division. The 37 U.S. specialty stores closed between January and April 2003 generated revenue of $5.2 million and operating losses of $5.3 million during the fiscal fourth quarter of 2003, the elimination of which benefited the comparative results for the fourth fiscal quarter of 2004. As of March 31, 2004, the Company’s worldwide store count was 167, including 132 outlet stores and 35 specialty stores, compared to 166 stores a year earlier, which was comprised of 115 outlets and 51 specialty stores.

Licensing segment revenue declined 2.7% to $17.9 million in the quarter ended March 31, 2004 from $18.4 million in the comparable prior year’s quarter.

Full Year Fiscal 2004 Results

For the twelve months ended March 31, 2004, net revenue decreased 0.7% to $1,875.8 million from $1,888.1 million for the same period of fiscal 2003. Consolidated net revenue benefited from growth in Tommy Hilfiger Europe, where revenue increased 49.6% to $412.6 million for fiscal year 2004 from $275.8 million in the prior year. This increase from the prior year included approximately $58.9 million resulting from translation of the stronger euro in fiscal 2004. Comparable net revenue in the U.S. declined 11.6% to $1,289.8 million in fiscal 2004 from $1,459.3 million last year.

For fiscal year 2004, diluted earnings per share, before special items, increased 7.1% to $1.50 versus $1.40 for the twelve-month period last year. Income, also before the effect of special items, increased 8.2% to $137.1 million, compared to $126.7 million in the prior year. The Company believes that these adjusted financial results provide a more meaningful comparison of its ongoing results of operations. On a GAAP basis, including special items delineated in the table below, net income was $132.2 million, or $1.45 per diluted share, for the year ended March 31, 2004 compared with a net loss of $513.6 million, or $5.68 per share, a year ago. Results for the year ended March 31, 2004 also include the benefit of a change in accounting estimate for accrued price adjustments of approximately $9 million before income taxes that was recorded in the first quarter of fiscal 2004, as the Company reevaluated the level of such price adjustments provided to retailers. There were 91.3 million average shares and share equivalents outstanding for the fiscal year ended March 31, 2004, compared to 90.4 million a year ago.

Reconciliations

Following are reconciliations of income and earnings per share before special items to net income and earnings per share computed in accordance with GAAP for the three- and twelve-month periods ended March 31, 2004 and March 31, 2003.

For Three Months Ended March 31, 2004 and March 31, 2003

	Dollar amounts in millions, except per share data

	Net Income (Loss)		Earnings (Loss) Per Share
	Three Months Ended		Three Months Ended
	Mar 31, 2004	Mar 31, 2003	Mar 31, 2004	Mar 31, 2003
Earnings before special items	$36.7	$28.3	$0.40	$0.31
Specialty store closure (provision) reversal	(3.0)	6.0	(0.03)	0.07
Accelerated depreciation of wholesale fixed assets	(2.8)	—	(0.03)	—
Severance provision	(4.0)	—	(0.05)	—
Charge for goodwill impairment	—	(150.6)	—	(1.67)
Recognition of amounts due on an underperforming licensee	—	2.5	—	0.03

Earnings (loss) under GAAP	$26.9	$(113.8)	$0.29	$(1.26)

For Twelve Months Ended March 31, 2004 and March 31, 2003

	Dollar amounts in millions, except per share data

	Net Income (Loss)		Earnings (Loss) Per Share
	Twelve Months Ended		Twelve Months Ended
	Mar 31, 2004	Mar 31, 2003	Mar 31, 2004	Mar 31, 2003
Earnings before special items	$137.1	$126.7	$1.50	$1.40
Favorable litigation settlement	7.2	—	0.08	—
Impairment of retail fixed assets	(1.1)	—	(0.01)	—
Specialty store closure provision	(4.2)	(50.8)	(0.05)	(0.56)
Accelerated depreciation of wholesale fixed assets	(2.8)	—	(0.03)	—
Severance provision	(4.0)	—	(0.04)	—
Charge for goodwill impairment	—	(150.6)	—	(1.67)
Recognition of amounts due on an underperforming licensee	—	2.5	—	0.03
Cumulative effect of change in accounting principle	—	(430.0)	—	(4.76)
Tax effect of change in accounting principle	—	(11.4)	—	(0.12)

Earnings (loss) under GAAP	$132.2	$(513.6)	$1.45	$(5.68)

Balance Sheet Highlights

The Company had cash, cash equivalents and short-term investments totaling $442.0 million at March 31, 2004, an increase of $21.2 million, while total indebtedness was reduced by $170.8 million to $350.8 million. Inventories totaled $206.3 million at March 31, 2004, compared to $229.7 million a year ago, with wholesale inventory at $122.0 million at March 31, 2004 versus $162.5 million a year earlier, principally due to significant reductions in the U.S. wholesale divisions. Such reductions reflect the Company’s efforts to maintain inventories in line with expected revenue trends. Retail inventories were $84.3 million at March 31, 2004, compared to $67.2 million a year ago, principally to support 24 new stores opened since April 1, 2003.

Updated Fiscal Year 2005 Forecast

Based on the completion of its Holiday markets in its wholesale businesses, the Young Men’s Jeans repositioning, and greater overall visibility regarding retailer orders for the balance of the year, the Company now expects consolidated revenue for fiscal 2005 to be below that of fiscal 2004 in the high single digit percentage range, which is a larger decline than its previous expectations for a mid-single digit decline.

In the wholesale segment, the Company currently anticipates revenue contraction in fiscal year 2005 in the mid-teen percentage range, reflecting contraction in the U.S. by approximately 25%, partially offset by double digit growth in Europe.

Within the wholesale segment, menswear is expected to decline in the high-teen percentage range for full year fiscal 2005 from $571.7 million in fiscal year 2004. Womenswear is expected to decline in the mid-single digit percentage range from $572.2 million in fiscal 2004, due principally to market factors affecting the U.S. Juniors Jeans division. Childrenswear is expected to decline by approximately 40% from $243.7 million in fiscal 2004, due entirely to declines in U.S. orders.

Revenue in the Company’s Retail segment is expected to grow in the mid-teen percentage range in fiscal 2005 from $425.7 million in fiscal 2004, mainly due to revenue from new store openings in Europe, Canada and the U.S. The Company anticipates opening approximately 25 outlet stores and approximately six specialty stores worldwide in fiscal 2005.

Licensing segment revenue is projected to be comparable to the $62.5 million reported for fiscal 2004, with higher international royalties and commissions offsetting lower royalty income from U.S. licenses.

Taking the lower revenue estimates into account and excluding the effects of special charges, the Company now expects full year fiscal 2005 earnings per share to be at the low end of its previously announced estimate for a decline in the high-single digit to mid-teen percentage range.

For the quarter ending June 30, 2004, the Company now anticipates a loss in the range of $0.10 to $0.13 per share, reflecting the seasonally low shipping patterns in Europe, the higher anticipated reduction in U.S. wholesale revenue and lower leverage from the Company’s expense base.

The Company reiterated its plans in fiscal 2005 to continue to control working capital in relation to expected revenue. Capital expenditures are expected to be approximately $70 million. The Company’s effective tax rate for fiscal 2005 before special items is expected to be approximately 20%. The Company projects weighted average shares outstanding to be approximately 92.0 million for the year.

As previously announced, the Company will be hosting a conference call today at 9:00 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at http://www.firstcallevents.com/service/ajwz402606540gf12.html. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through Thursday, June 17, 2004.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company’s customers, distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company’s products;

actions by our major customers or existing or new competitors; the effect of the Company’s strategy to reduce U.S. distribution in order to bring supply and demand into balance, changes in currency and interest rates; changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

—Tables Follow—

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
NET REVENUE	$510.1	$498.0
COST OF GOODS SOLD	272.5	285.8

GROSS PROFIT	237.6	212.2
DEPRECIATION AND AMORTIZATION	18.6	22.4
GOODWILL IMPAIRMENT	—	150.6
SPECIAL ITEMS	13.9	(9.3)
OTHER SG&A EXPENSES	164.2	141.3

TOTAL SG&A EXPENSES	196.7	305.0
INCOME (LOSS) FROM OPERATIONS	40.9	(92.8)
INTEREST EXPENSE, NET	6.2	10.4

INCOME (LOSS) BEFORE TAXES	34.7	(103.2)
INCOME TAXES	7.8	10.6

NET INCOME (LOSS)	$26.9	$(113.8)

EARNINGS PER SHARE:
BASIC EARNINGS (LOSS) PER SHARE	$0.30	$(1.26)

WEIGHTED AVERAGE SHARES OUTSTANDING	90.9	90.6

DILUTED EARNINGS (LOSS) PER SHARE	$0.29	$(1.26)

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	92.0	90.6

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Twelve Months Ended March 31,
	2004	2003
NET REVENUE	$1,875.8	$1,888.1
COST OF GOODS SOLD	1,012.2	1,058.4

GROSS PROFIT	863.6	829.7
DEPRECIATION AND AMORTIZATION	76.3	87.2
GOODWILL IMPAIRMENT	—	150.6
SPECIAL ITEMS	6.1	75.6
OTHER SG&A EXPENSES	583.4	545.5

TOTAL SG&A EXPENSES	665.8	858.9
INCOME (LOSS) FROM OPERATIONS	197.8	(29.2)
INTEREST EXPENSE, NET	28.2	40.2

INCOME (LOSS) BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	169.6	(69.4)
INCOME TAXES
RECURRING	37.4	2.8
TAX EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	—	11.4

	37.4	14.2

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	132.2	(83.6)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(430.0)

NET INCOME (LOSS)	$132.2	$(513.6)

EARNINGS (LOSS) PER SHARE—BASIC
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$1.46	$(0.92)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$—	$(4.76)

NET INCOME (LOSS)	$1.46	$(5.68)

WEIGHTED AVERAGE SHARES OUTSTANDING	90.7	90.4

EARNINGS (LOSS) PER SHARE—DILUTED
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$1.45	$(0.92)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$—	$(4.76)

NET INCOME (LOSS)	$1.45	$(5.68)

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	91.3	90.4

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

(In millions)

(Unaudited)

	March 31,	March 31,
	2004	2003
CASH AND CASH EQUIVALENTS	$414.5	$420.8
SHORT-TERM INVESTMENTS	27.5	—
ACCOUNTS RECEIVABLE	188.5	185.0
INVENTORIES	206.3	229.7
WORKING CAPITAL	689.0	510.6
PROPERTY AND EQUIPMENT, NET	233.0	248.3
INTANGIBLE AND OTHER ASSETS	890.7	864.3
TOTAL ASSETS	2,053.4	2,028.2
CURRENT PORTION OF LONG-TERM DEBT	0.7	151.9
SHORT—TERM BORROWINGS	—	19.4
OTHER CURRENT LIABILITIES	239.9	233.7
LONG TERM DEBT	350.1	350.3
DEFERRED TAX AND OTHER LIABILITIES	236.3	229.5
TOTAL LIABILITIES	827.0	984.8
SHAREHOLDERS’ EQUITY	1,226.4	1,043.4